Exhibit 10.3

EXECUTION VERSION

March 10, 2009

Mr. Matthew Appel

5055 Shoreline Drive

Frisco, TX 75034

Dear Matt:

This letter agreement amends the Separation Agreement, dated October 10, 2008, by and between ExlService Holdings, Inc. (the “Company”) and you (the “Separation Agreement”). Any defined terms used and not otherwise defined in this letter agreement will have the meaning set forth in the Separation Agreement.

1. The Company and you hereby agree that, notwithstanding the terms of Section 1 of the Separation Agreement, your employment and any and all appointments you hold with the Company Group will continue beyond March 16, 2009 and will cease as of May 15, 2009. References in this letter, and in the Separation Agreement, to the Termination Date will be deemed to refer to May 15, 2009, except with respect to Sections 1(b) and 2B of the Separation Agreement.

2. For the avoidance of doubt, nothing in this letter agreement shall modify your rights to receive payments that you earn pursuant to the provisions of Section 2B of the Separation Agreement, subject to the terms and conditions set forth therein.

3. (a) While you remain employed by the Company, you will continue to receive your Base Salary as in effect on the date hereof, payable in accordance with the Company’s regular payroll policies, and continue to participate in the Company’s employee benefit plans and programs in accordance with their terms.

(b) Subject to (i) your continued employment through May 15, 2009, (ii) your achievement of a performance rating of at least 3 on the 5 point scale of the Company’s appraisal process (provided that for this purpose such performance shall be measured against performance goals to be mutually agreed between the Company and you for the remaining period of employment through the Termination Date), (iii) the filing of the Company’s Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 2009 and (iv) your execution and delivery (at any time during the 60-day period commencing May 15, 2009) of an effective release of claims that is substantially in the form that was attached to the Separation Agreement (but modified to refer to this letter agreement, and to provide that your right to revoke such release of claims shall apply only with respect to claims under ADEA), the Company will provide you with a lump sum cash payment in an amount equal to $31,000 (“Special Prorata Bonus”). The Special Prorata Bonus will be payable on (x) May 15, 2009, if the release of claims is provided on or prior to such date or (y) otherwise within 7 days following the execution and delivery of the release of claims. For clarity, the Special Prorata Bonus is in addition to any payments that you may become entitled to receive pursuant to Section 2B of the Separation Agreement.

4. The Company will reimburse you for temporary housing expenses you incur during the period from May 1, 2009 through the Termination Date in the amount of $2,047.50. Moreover, to the extent you are required to cancel, modify, reschedule or postpone any activities set forth on Schedule A hereto as a result of continuation of your employment beyond the originally scheduled Termination Date (March 16, 2009), the Company will promptly reimburse you for the nonrefundable or incremental expenses or penalties you incur with respect to such activities in the respective amounts set forth therein, provided that you provide the Company with documentation of such expenses or penalties no later than May 31, 2009. The Company will reimburse you for such expenses and penalties as soon as practicable after you submit such documentation.

5. Except as specifically amended by this letter agreement, the Separation Agreement shall remain unaffected and in full force and effect.

6. This letter agreement is the entire agreement between the parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the parties; provided that no rights or obligations established under any such superseded agreement and specifically preserved by this letter agreement are extinguished; provided, further, that nothing in this letter agreement shall supersede or extinguish the parties’ obligations under the Employee Offer Letter, dated February 22, 2007, from the Company to you, except as otherwise specifically provided in this letter agreement. This letter agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to the conflict of law provisions of any jurisdiction which would cause the application of any law other than that of the State of New York.

EXLSERVICE HOLDINGS, INC.
/s/ Rohit Kapoor
Rohit Kapoor
President and Chief Executive Officer

/s/ Matthew Appel
Matthew Appel

Schedule A

Specifically Reimbursable Expenses

1.	Airfare from Dallas to New York on March 23, 2009 in the amount of $129.60.

2.	Modification costs related to air travel commencing on May 15, 2009 related to a personal trip to Scotland in the amount of $250.